Exhibit 22.1

List of Subsidiary Guarantors

As of December 31, 2023, the 7.625% Fixed-Rate Resettable Junior Subordinated Notes Due 2053 issued by Apollo Global Management, Inc. (“AGM”) are guaranteed by the following subsidiaries of AGM:

1.Apollo Asset Management, Inc.
2.Apollo Principal Holdings I, L.P.
3.Apollo Principal Holdings II, L.P.
4.Apollo Principal Holdings III, L.P.
5.Apollo Principal Holdings IV, L.P.
6.Apollo Principal Holdings V, L.P.
7.Apollo Principal Holdings VI, L.P.
8.Apollo Principal Holdings VII, L.P.
9.Apollo Principal Holdings VIII, L.P.
10.Apollo Principal Holdings IX, L.P.
11.Apollo Principal Holdings X, L.P.
12.AMH Principal Holdings XII, L.P.
13.AMH Holdings (Cayman), L.P.
14.Apollo Management Holdings, L.P.